Exhibit 10.27

DESCRIPTION OF DIRECTOR COMPENSATION PROGRAM

Until further revision, our Director Compensation Program is as described in this Exhibit 10.27.

Directors who are not our employees or employees of one of our subsidiaries receive a $25,000 annual retainer and no meeting attendance fees.  An additional annual retainer of $7,500 is paid to the Audit Committee Chairman; $5,000 to the Compensation Committee Chairman; and $5,000 to the Nominating and Corporate Governance Committee Chairman. For the additional time related to attending committee meetings, Audit Committee members also receive an annual fee of $5,000; Compensation Committee members also receive an annual fee of $4,000; and Nominating and Corporate Governance Committee members also receive an annual fee of $4,000.

In lieu of stock options that had previously been a part of outside director compensation, Directors who are not our employees or employees of one of our subsidiaries receive a grant of Class A common stock equivalent to $25,000 at the time of our annual meeting.  Directors can only sell these shares if, after the sale, they maintain a minimum of $100,000 in value of Class A common stock.

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